UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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AGCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 23, 2009

The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, on Thursday, April 23, 2009, at 9:00 a.m., local time, for the following purposes:

1. To elect three directors to serve for the ensuing three years or until their successors have been duly elected;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009; and

3. To transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on March 13, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 13, 2009 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours. Attendance and voting at the Annual Meeting is limited to stockholders of record at the close of business on March 13, 2009 and to any invitees of the Company.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

DEBRA E. KUPER
Corporate Secretary

Atlanta, Georgia
March 23, 2009

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
INFORMATION REGARDING THE ANNUAL MEETING
INFORMATION REGARDING PROXIES
INFORMATION REGARDING VOTING
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
2008 DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL NUMBER 2 RATIFICATION OF COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009
OTHER BUSINESS
PRINCIPAL HOLDERS OF COMMON STOCK
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY OF 2008 COMPENSATION
2008 SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008
SSAR/OPTION EXERCISES AND STOCK VESTED IN 2008
PENSION BENEFITS
2008 PENSION BENEFITS TABLE
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT TO STOCKHOLDERS
ANNUAL REPORT ON FORM 10-K
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDERS’ PROPOSALS

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 23, 2009

INFORMATION REGARDING THE ANNUAL MEETING

INFORMATION REGARDING PROXIES

This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you and vote your shares.

If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with the election of directors and the ratification of the appointment of the independent registered public accounting firm, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be recorded. You may withhold your vote from any nominee for director by marking the “Withhold” box across from his name on the proxy card. You may revoke your proxy card before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, you may revoke your proxy card before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares in favor of all of the three nominees described below, in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009, and in their best judgment with respect to any other business brought before the meeting.

The enclosed form of proxy card is solicited by the Board of Directors of the Company, and the cost of solicitation of proxy cards will be borne by the Company. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in forwarding proxy material to beneficial owners.

This proxy statement and form of proxy card are first being sent to stockholders on or about March 23, 2009. The Company’s 2008 Annual Report to its stockholders and its Annual Report on Form 10-K for 2008 also are enclosed and should be read in conjunction with the matters set forth herein.

INFORMATION REGARDING VOTING

Only stockholders of record as of the close of business on March 13, 2009 are entitled to notice of and to vote at the Annual Meeting. On March 13, 2009, the Company had outstanding 92,241,400 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed. For directions to the offices of the Company where the Annual Meeting will be held, you may contact our corporate office via telephone at (770) 813-9200.

Quorum Requirement

A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will determine whether a quorum is present for the transaction of business. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes, abstentions and broker non-votes have no effect. Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if your broker does not receive voting instructions from you.

Vote Necessary for the Ratification of the Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2009 will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of ratification. Abstentions will be counted in determining the minimum number of affirmative votes required for approval and, accordingly, will have the effect of a vote against ratification. Broker non-votes will not be counted as votes for or against ratification.

Other Matters

With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter generally will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of the matter. Abstentions will be counted in determining the minimum number of affirmative votes required for approval thereof and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against other matters presented for stockholder consideration.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 23, 2009

As permitted by rules adopted by the United Stated Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to stockholders electronically via the Internet. The proxy statement and annual report to stockholders also are available at www.agcocorp.com. The proxy statement is available under the heading “SEC Filings” in the “Investors & Media” section, and the annual report to stockholders is available under the heading “Annual Reports” in the “Investors & Media” section.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect three directors to serve as Class II directors. The Governance Committee has recommended, and the Board of Directors has nominated, the three individuals named below to serve as Class II directors until the Annual Meeting in 2012 or until their successors have been duly elected.

The following is a brief description of the business experience of each of the three nominees for Class II directorship:

P. George Benson, Ph.D, age 62, has been a director of the Company since December 2004. Mr. Benson is currently President of the College of Charleston in Charleston, South Carolina, serving in that position since 2007, and he has been a member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., since 1998 and 2002, respectively. He also has been a member of the Board of Directors of Crawford & Company (Atlanta, Georgia) since 2005 and of the National Bank of South Carolina since 2007. Mr. Benson was a judge for the Malcom Baldrige National Quality Award from 1997 to 2000 and was Chairman of the Board of Overseers for the Baldrige Award from 2004 to 2007. He currently serves on the Board of Directors for the Foundation for the Baldrige Award. From 1998 to 2007, Mr. Benson was the Dean of the Terry College of Business at the University of Georgia. From 1993 to 1998, he served as Dean of the Rutgers Business School at Rutgers University. Prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota from 1977 to 1993 where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988.

Gerald L. Shaheen, age 64, has been a director of the Company since October 2005. Until his retirement from Caterpillar Inc. in January 2008, Mr. Shaheen held numerous marketing and general management positions, both in the United States and Europe. Most recently from 1998 to 2008, Mr. Shaheen served as a Group President. Mr. Shaheen is the Chairman of the Board of Trustees of Bradley University and a Board member and past Chairman of the U.S. Chamber of Commerce. He is also a Board member of the National Chamber Foundation, the Ford Motor Company, Peoria Next and the National Multiple Sclerosis Society, Greater Illinois Chapter.

Hendrikus Visser, age 64, has been a director of the Company since April 2000. Mr. Visser is Chairman of Royal Huisman Shipyards N.V. and serves on the Boards of Sovion N.V., Friesland Bank N.V., Foundation OPG N.V., Sterling Strategic Value, Ltd. and Teleplan International N.V. He was the Chief Financial Officer of NUON N.V. and has served on the Boards of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and De Lage Landen.

The three nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the nominees set forth above.

DIRECTORS CONTINUING IN OFFICE

The eight individuals named below are now serving as directors of the Company with terms expiring at the Annual Meetings in 2010 and 2011, as indicated.

Directors who are continuing in office as Class III directors whose terms expire at the Annual Meeting in 2010 are listed below:

Francisco R. Gros, age 66, has been a director of the Company since October 2006. Mr. Gros was President and Chief Executive Officer of OGX Petroleo e Gas from 2007 to 2008, and is now the Vice Chairman of the Board of Directors. Mr. Gros also served as President and Chief Executive Officer of Fosfertil S.A., a company involved in the chemical, fertilizer and logistics industries in Brazil, from 2003 to 2007. Prior to that, Mr. Gros was President and Chief Executive Officer of Petróleo Brasileiro S.A. from January 2002 to December 2002, and President and Chief Executive Officer of the Brazilian Development Bank from 2000 to 2001. In addition, Mr. Gros was also a Managing Director of Morgan Stanley from 1993 to 2000, and was Governor of the Central Bank in 1987 and again from 1991 to 1992. Mr. Gros is also the Chairman of the Board for Wilson Sons Ltd., and serves on the Boards of Lojas Renner S.A., Globex Utilidades S.A., Fosfertil S.A., Energias do Brasil S.A. and Wellstream Holdings PLC.

Gerald B. Johanneson, age 68, has been a director of the Company since April 1995. Until his retirement in 2003, Mr. Johanneson had been President and Chief Executive Officer of Haworth, Inc. since 1997. He served as President and Chief Operating Officer of Haworth, Inc. from 1994 to 1997 and as Executive Vice President and Chief Operating Officer from 1988 to 1994. Mr. Johanneson currently serves on the Board of Haworth, Inc.

George E. Minnich, age 59, has been a director of the Company since January 2008. Mr. Minnich served as Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007. Prior to that, he served in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001. He also held various positions within Price Waterhouse from 1971 to 1993, serving as an Audit

Partner from 1984 to 1993. Mr. Minnich also serves on the Board of Trustees of Albright College in Reading, Pennsylvania and the Board of Guilford Mills, Inc.

Curtis E. Moll, age 69, has been a director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Holdings, Inc., a global manufacturing corporation, since 1980. He joined MTD Products Inc. as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Board of the Sherwin-Williams Company.

Directors who are continuing in office as Class I directors whose terms expire at the Annual Meeting in 2011 are listed below:

Herman Cain, age 63, has been a director of the Company since December 2004. Mr. Cain has also served as the Chairman of T.H.E. New Voice, a leadership and consulting firm that he founded, since 2004. Prior to that, he was the Chairman of The Federal Reserve Bank of Kansas City, from 1995 to 1996, and a Member from 1992 to 1994. Mr. Cain served as the Chief Executive Officer and President of the National Restaurant Association from 1997 to 1999 and as Chairman and Chief Executive Officer of Godfather’s Pizza, Inc. from 1988 to 1996. From 1977 to 1988, Mr. Cain served in various positions with The Pillsbury Company and Burger King Corporation. Mr. Cain also serves on the board of Whirlpool Corporation.

Wolfgang Deml, age 63, has been a director of the Company since February 1999. Until his retirement in 2008, Mr. Deml had been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany, since 1991. Mr. Deml is currently a member of the Supervisory Board of MANNHEIMER VERSICHERUNGAG.

David E. Momot, age 71, has been a director of the Company since August 2000. Over his 30-year career with General Electric, Mr. Momot served in various manufacturing and general management positions. Most recently, from 1991 to 1997, Mr. Momot held various executive positions at General Electric including Vice President — European Operations G.E. Lighting, President and Chief Executive Officer — BG Automotive Motors, Inc. and, most recently, Vice President and General Manager — Industrial Drive Motors and Generators. Prior to that, Mr. Momot was the Chief Executive Officer of Genlyte Group from 1989 to 1991. Mr. Momot has served on the executive board of the Boy Scouts of America, on various Chambers of Commerce at local and state levels and on several YMCA and church boards.

Martin H. Richenhagen, age 56, has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer of the Company since July 2004. Mr. Richenhagen is currently a member of the Board, Audit and Technology & Environment Committees for PPG Industries, Inc., a leading coatings and specialty products and services company. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

During 2008, the Board of Directors held six meetings. The Company holds executive sessions of its non-management directors at each meeting of its Board of Directors. In 2008, Mr. Johanneson was elected unanimously by the independent directors to act and serve as Lead Director. As Lead Director, Mr. Johanneson presides over executive sessions and at all meetings of the Board of Directors in the absence of the Chairman, serves as an intermediary between the Chairman and the independent directors and provides input to the Chairman on setting Board agendas, generally approves information sent to the Board (including meeting schedules to assure sufficient discussion time for all agenda items), ensures that he is available for consultation and direct communication at the request of major shareholders and has the authority to call meetings of the independent directors.

The Company encourages stockholders and other interested persons to communicate with Mr. Johanneson and the other members of the Board of Directors. Any person who wishes to communicate with a particular director or the Board of Directors as a whole, including the Lead Director or any other independent director, may write to those directors in care of Debra E. Kuper, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. The correspondence should indicate the writer’s interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Ms. Kuper will forward all correspondence satisfying these criteria.

In accordance with the rules of the NYSE, the Company’s Board of Directors has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board of Directors has determined that in order to be considered independent, a director must not:

•	be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•	receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $120,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•	be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate, or have an immediate family member that is a current partner or current employee of such a firm who personally works on an audit of the Company or any subsidiary or other affiliate;

•	have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•	be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; and

•	be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three fiscal years of such other company, exceeds (or in the current fiscal year of such other company is likely to exceed) the greater of $1.0 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; and

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a current or former employee or former officer of the Company or an affiliate or receive any compensation from the Company other than for services as a director;

•	receive remuneration from the Company or an affiliate, either directly or indirectly, in any capacity other than as a “director,” as that term is defined in Section 162(m) of the Internal Revenue Code (“IRC”); and

•	have an interest in a transaction required under SEC rules to be described in the Company’s proxy statement.

These standards are consistent with the standards set forth in the NYSE rules, the IRC and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE.

Based upon the foregoing standards, the Board of Directors has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen, and that none of the independent directors has any material relationship with the Company, other than as a director or stockholder of the Company. Mr. Moll has a business relationship with the Company as described under the caption “Certain Relationships and Related Party Transactions.” The Board of Directors has determined that this relationship is not material because the royalty payments received by the Company resulting from sales of equipment to the Company’s dealers by MTD Products Inc., for which Mr. Moll serves as the Chairman of the Board and Chief Executive Officer of its parent company, MTD Holdings, Inc., during the preceding three fiscal years of that company did not exceed, and are not likely to exceed in the current fiscal year of that company, the greater of $1.0 million or two percent of that company’s consolidated gross revenues.

The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board of Directors attended the Company’s previous Annual Meeting held in April 2008 except for Mr. Shaheen.

Director Compensation

The following table provides information concerning the compensation of the members of the Company’s Board of Directors for the most recently completed fiscal year. As reflected in the table, each non-employee director received an annual base retainer of $40,000 plus $75,000 in restricted shares of the Company’s Common Stock for Board service as well as $5,000 for each committee on which he serves. Each director also received an additional fee of $2,000 for each Board meeting attended and $1,000 for each committee meeting attended (or $500 if the committee meeting was held via teleconference). Committee chairmen received an additional annual retainer of $10,000 (or $15,000 for the chairman of the Audit Committee) and an additional fee of $1,500 for each committee meeting attended (or $1,000 if the committee meeting was held via teleconference). Mr. Johanneson, who is the Lead Director, also received an additional $25,000 Lead Director’s fee. The Company does not have any consulting arrangements with any of its directors.

2008 DIRECTOR COMPENSATION

	Fees Earned or		All Other
	Paid in Cash	Stock Awards(1)	Compensation	Total
Name	($)	($)	($)	($)

Gerald B. Johanneson (Lead Director)	114,000	75,000	—	189,000
P. George Benson	88,000	75,000	—	163,000
Herman Cain	75,000	75,000	—	150,000
Wolfgang Deml	74,000	75,000	—	149,000
Francisco R. Gros	75,000	75,000	—	150,000
George E. Minnich	90,847	75,000	—	165,847
Curtis E. Moll	72,000	75,000	—	147,000
David E. Momot	78,000	75,000	—	153,000
Gerald L. Shaheen	87,500	75,000	—	162,500
Hendrikus Visser	76,500	75,000	—	151,500

	$830,847	$750,000	$—	$1,580,847

(1)	As previously disclosed, the 2006 Plan provided for annual restricted stock grants of the Company’s Common Stock to all non-employee directors. For year 2008, each non-employee director was granted $75,000 in restricted stock. The shares are restricted as to transferability for a period of three years following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2008 annual grant occurred on April 24, 2008. The total grant on April 24, 2008 equated to 11,320 shares, or 1,132 shares per director. After shares were withheld for income tax purposes, each director held the following shares as of December 31, 2008 related to this grant: Mr. Johanneson — 680 shares; Mr. Benson — 793 shares; Mr. Cain — 680 shares; Mr. Deml — 680 shares; Mr. Gros — 793 shares; Mr. Minnich — 1,132 shares; Mr. Moll — 793 shares; Mr. Momot — 1,132 shares; Mr. Shaheen — 1,132 shares; and Mr. Visser — 793 shares.

Effective January 1, 2009, each non-employee director will receive an annual base retainer of $90,000 plus $90,000 in restricted shares of the Company’s Common Stock for Board service. Committee chairpersons will receive an additional annual retainer of $10,000 (or $20,000 for the chairperson of the Audit Committee and $15,000 for the chairperson of the Compensation Committee), but no director will otherwise receive any additional payments for committee attendance. Mr. Johanneson, who is the Lead Director, also will receive an additional $25,000 annual Lead Director’s fee.

Committees of the Board of Directors

The Board of Directors has delegated certain functions to the following standing committees of the Board:

The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws. The Executive Committee held no meetings in 2008 and currently is comprised of Messrs. Benson, Johanneson, Minnich, Richenhagen (Chairman) and Shaheen.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee’s functions also include reviewing the Company’s internal accounting and financial controls, considering other matters relating to the financial reporting process and safeguarding the Company’s assets, and producing an annual report of the Audit Committee for inclusion in the Company’s proxy statement. The Audit Committee has a written charter to govern its operations. The Audit Committee held eight meetings in 2008 and currently is comprised of Messrs. Benson, Gros, Minnich (Chairman), Moll, Momot and Visser. The Board of Directors has determined that Mr. Minnich is an “audit committee financial expert,” as that term is defined under regulations of the SEC. All of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee for 2008 is set forth under the caption “Audit Committee Report.”

The Compensation Committee is charged with executing the Board of Directors’ overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board of Directors in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s proxy statement. The Compensation Committee has a written charter to govern its operations. The Compensation Committee held nine meetings in 2008 and currently is comprised of Messrs. Cain, Minnich, Moll, Momot and Shaheen (Chairman). All of the members of the Compensation Committee are independent in accordance with the NYSE, SEC and IRC rules governing compensation committee member independence. The Compensation Committee has retained Watson Wyatt Worldwide to advise it on current trends and best practices in compensation. The report of the Compensation Committee for 2008 is set forth under the caption “Compensation Committee Report.”

The Governance Committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. The Governance Committee has a written charter to govern its operations. The Governance Committee held six meetings in 2008 and currently is comprised of Messrs. Benson (Chairman), Deml, Gros, Johanneson and Visser. All of the members of the Governance Committee are independent in accordance with the NYSE rules governing nominating/corporate governance committee member independence.

With respect to the committee’s evaluation of nominee candidates, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider, including:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s board — our board values continuity (but not entrenchment).

The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. With respect to the identification of nominee candidates, the committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation or may utilize outside consultants to assist in the process.

The Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee requires that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•	any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case, pursuant to Regulation 14A of the Exchange Act.

The foregoing information should be sent in accordance with the advance notice provisions of the Company’s By-Laws to the Governance Committee, c/o Debra E. Kuper, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and have given the Company timely notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers is present to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee has a written charter to govern its operations. The Succession Planning Committee held six meetings in 2008 and currently is comprised of Messrs. Cain, Deml, Johanneson (Chairman), Richenhagen and Shaheen.

During fiscal 2008, each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he served while a member thereof.

We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information, which is also available in printed form to any stockholder of the Company upon request to the Corporate Secretary, includes the following:

•	our corporate governance guidelines and charters for the Audit, Compensation, Governance and Succession Planning Committees of the Board of Directors, which are available in the “Corporate Governance” section of our website’s “Investors & Media” section; and

•	the Company’s Code of Conduct, which is available under the heading “Code of Conduct” in the “Corporate Governance” section of our website’s “Investors & Media” section.

In addition, should there be any waivers of the Company’s Code of Conduct, those waivers will be available under the heading “Office of Ethics and Compliance” in the “Corporate Governance” section of our website’s “Investors & Media” section.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2008, Messrs. Cain, Minnich, Moll, Momot and Shaheen (Chairman) served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2008. Mr. Moll has a business relationship with the Company during the fiscal year 2008 as described under the caption “Certain Relationships and Related Party Transactions.”

PROPOSAL NUMBER 2

RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2009

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2009. KPMG LLP served as the Company’s independent registered public accounting firm for 2008 and is considered by management to be well-qualified.

In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009 under this proposal, it is contemplated that the appointment of KPMG LLP for the 2009 fiscal year will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board of Directors select other auditors for the following year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the Company’s independent registered public accounting firm for 2009.

OTHER BUSINESS

The Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than the election of directors and the ratification of the Company’s independent registered public accounting firm for 2009. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information as of March 13, 2009 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entity listed below, and the percentage given is based on 92,241,400 shares outstanding.

	Shares of	Percent
	Common	of
Name and Address of Beneficial Owner	Stock	Class

FMR LLC	7,462,986	8.09%
82 Devonshire Street Boston, Massachusetts 02109
Bank of America Corporation(1)	5,770,342	6.26%
100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, North Carolina 28255
Barclays Global Investors, NA(2)	5,161,903	5.60%
400 Howard Street San Francisco, California 94105

(1)	As reported on Schedule 13G by Bank of America Corporation and its subsidiaries.

(2)	As reported on Schedule 13G by Barclays Global Investors, NA and its subsidiaries.

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other named executive officers and all executive officers and directors as a group, all as of March 13, 2009. Each such individual has sole voting and investment power with respect to the shares set forth in the table.

		Shares That
		May be
	Shares of	Acquired
	Common	Within 60	Percent of
Name of Beneficial Owner	Stock(1)(2)	Days	Class

P. George Benson	2,108	—		*
Herman Cain	2,538	—		*
Wolfgang Deml	8,565	—		*
Francisco R. Gros	1,358	—		*
Gerald B. Johanneson	11,887	—		*
George E. Minnich	1,132	—		*
Curtis E. Moll	7,151	—		*
David E. Momot	19,990	—		*
Gerald L. Shaheen	2,256	—		*
Hendrikus Visser	5,388	—		*
Andrew H. Beck	61,756	16,775		*
André M. Carioba	25,419	4,275		*
Gary L. Collar	36,340	7,400		*
Robert B. Crain	25,549	6,150		*
Martin H. Richenhagen	296,558	57,875		*
All executive officers and directors as a group (22 persons)	664,747	120,600		*

*	Less than one percent.

(1)	This includes a grant to Mr. Richenhagen of 3,500 shares of the Company’s Common Stock for his appointment as President and Chief Executive Officer of the Company, which shares become unrestricted in three equal installments commencing July 2007. As of March 13, 2009, 1,166 of those shares remain restricted. In addition, Mr. Richenhagen’s retention-based restricted stock award grants of 28,839 shares of the Company’s Common Stock, on December 6, 2007, and 99,010 shares of the Company’s Common Stock, on December 5, 2008, are included in the amounts above (which shares vest and become unrestricted, respectively, over a five-year period at the rate of 0% at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year and 50% at the end of the fifth year, and over a four-year period at the rate of 0% at the end of the first year, 25% at the end of the third and fourth year and 50% at the end of the fourth year). Mr. Richenhagen was issued the 28,839 and 99,010 shares; however, he will forfeit the shares if he does not remain employed at the end of each respective vesting period.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Company’s Non-Employee Director Stock Incentive Plan, which was terminated in December 2005, and/or as a result of restricted stock grants under the Company’s current long-term incentive plan by the following individuals: Mr. Benson — 1,908; Mr. Cain — 2,538; Mr. Deml — 3,699; Mr. Gros — 1,358; Mr. Johanneson — 1,887; Mr. Minnich — 1,132; Mr. Moll — 2,651; Mr. Momot — 5,490; Mr. Shaheen — 2,256; Mr. Visser — 2,093; all directors as a group — 25,012.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information as of March 13, 2009, with respect to each person who is an executive officer of the Company.

Name	Age	Positions

Martin H. Richenhagen	56	Chairman of the Board, President and Chief Executive Officer
Garry L. Ball	61	Senior Vice President — Engineering
Andrew H. Beck	45	Senior Vice President — Chief Financial Officer
Norman L. Boyd	65	Senior Vice President — Executive Development
David L. Caplan	61	Senior Vice President — Materials Management, Worldwide
André M. Carioba	58	Senior Vice President and General Manager, South America
Gary L. Collar	52	Senior Vice President and General Manager, EAME and Australia/New Zealand
Robert B. Crain	49	Senior Vice President and General Manager, North America
Randall G. Hoffman	57	Senior Vice President — Global Sales & Marketing and Product Management
Hubertus M. Muehlhaeuser	39	Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia
Lucinda B. Smith	42	Senior Vice President — Human Resources
Hans-Bernd Veltmaat	54	Senior Vice President — Manufacturing & Quality

Martin H. Richenhagen has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer since July 2004. Mr. Richenhagen is currently a member of the Board, Audit and Technology & Environment Committees for PPG Industries, Inc., a leading coatings and specialty products and services company. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KGaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

Garry L. Ball has been Senior Vice President — Engineering since June 2002. Mr. Ball was Senior Vice President — Engineering and Product Development from 2001 to 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was Vice President of Construction Equipment New Product Development at Case New Holland (“CNH”) Global N.V. Prior to that, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.

Norman L. Boyd has been Senior Vice President — Executive Development since January 2009. Mr. Boyd was Senior Vice President — Human Resources from 2002 to December 2008, Senior Vice President — Corporate Development from 1998 to 2002, Vice President of Europe/Africa/Middle East Distribution from 1997 to 1998, Vice President of Marketing, Americas from 1995 to 1997 and Manager of Dealer Operations from 1993 to 1995.

David L. Caplan has been Senior Vice President — Material Management, Worldwide since October 2003. Mr. Caplan was Senior Director of Purchasing of PACCAR Inc from 2002 to 2003 and was Director of Operation Support with Kenworth Truck Company from 1997 to 2002.

André M. Carioba has been Senior Vice President and General Manager, South America since July 2006. Mr. Carioba held several positions with BMW Group and its subsidiaries worldwide, including President and Chief Executive Officer of BMW Brazil Ltda., from 2000 to 2005, Director of Purchasing and Logistics of BMW Brazil Ltda., from 1998 to 2000, and Senior Manager for International Purchasing Projects of BMW AG in Germany, from 1995 to 1998.

Gary L. Collar has been Senior Vice President and General Manager, Europe/Africa/Middle East (“EAME”) and Australia/New Zealand since January 2009. From 2004 to December 2008, Mr. Collar was Senior Vice President and General Manager EAME and EAPAC. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

Robert B. Crain has been Senior Vice President and General Manager, North America since January 2006. Mr. Crain held several positions within CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business, from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business, from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V. from 1999 to 2002.

Randall G. Hoffman has been Senior Vice President, Global Sales & Marketing and Product Management since November 2005. Mr. Hoffman was the Senior Vice President and General Manager, Challenger Division Worldwide, from 2004 to 2005, Vice President and General Manager, Worldwide Challenger Division, from 2002 to 2004, Vice President of Sales and Marketing, North America, from November 2001 to 2002, Vice President, Marketing North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from 1998 to April 2000, and General Marketing Manager, from 1995 to 1998.

Hubertus M. Muehlhaeuser has been Senior Vice President — Strategy & Integration and General Manager, Eastern Europe & Asia since January 2009. From 2005 to 2008, Mr. Muehlhaeuser was Senior Vice President — Strategy & Integration. Mr. Muehlhaeuser has responsibility for our engines division. Previously, Mr. Muehlhaeuser spent over ten years with Arthur D. Little, Ltd., an international management-consulting firm, where he was made a partner in 1999. From 2000 to 2005, he led the firm’s Global Strategy and Organization Practice as a member of the firm’s global management team, and was the firm’s managing director of Switzerland from 2001 to 2005.

Lucinda B. Smith has been Senior Vice President — Human Resources since January 2009. Ms. Smith was Vice President, Global Talent Management & Rewards from May 2008 to December 2008 and was Director of Organizational Development and Compensation from 2006 to 2008. From 2005 to 2006, Ms. Smith was Global Director of Human Resources for AJC International, Inc. Ms. Smith also held various domestic and international human resource management positions at Lend Lease Corporation, Cendian Corporation and Georgia-Pacific Corporation.

Hans-Bernd Veltmaat has been Senior Vice President — Manufacturing & Quality since July 2008. Mr. Veltmaat was Group Executive Vice President of Recycling Plants at Alba AG from 2007 to June 2008. From 1996 to 2007, Mr. Veltmaat held various positions with Claas KGaA mbH in Germany, including Group Executive Vice President, a member of the Claas Group Executive Board and Chief Executive Officer of Claas Fertigungstechnik GmbH.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the compensation programs provided to our named executive officers (“NEOs”). This discussion should be read in conjunction with the tables and related narratives that follow. Our NEOs for 2008 include:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	André M. Carioba, Senior Vice President and General Manager, South America

•	Gary L. Collar, Senior Vice President and General Manager, EAME and Australia/New Zealand

•	Robert B. Crain, Senior Vice President and General Manager, North America

•	Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer

Compensation Philosophy and Governance

AGCO’s compensation philosophy was updated and approved by the Compensation Committee (the “Committee”) of the Board of Directors in January 2008. The philosophy is intended to articulate the Company’s principles and strategy for total compensation and specific pay program elements. It is closely aligned with business strategy and reflects performance attributes and, as such, ties executives’ interests to those of stockholders and employees.

It is AGCO’s practice to compensate executive officers through a combination of cash and equity compensation, retirement programs and other benefits. Our primary objectives are to provide compensation programs that:

•	Align with stockholder interests

•	Reward performance

•	Attract and retain quality management

•	Encourage executive stock ownership

•	Are competitive with companies of similar revenue size, industry and complexity

•	Are consistent among our locations worldwide

We believe that as an executive’s responsibilities increase, so should the portion of his or her total pay comprised of annual incentive cash bonuses and long-term incentive compensation. Executive pay at AGCO is intended to be market competitive, but also performance-based, and structured so that it addresses retention, recruitment, market scarcity and other business concerns. Awards under compensation programs are set to generally approximate the median level of market competitiveness as compared to other companies of similar revenue size, industry and complexity. We also consider geographic market differences when setting the value and mix of the Company’s compensation for foreign executives. Payouts earned under incentive awards are designed to vary with the Company’s performance, with increased payouts awarded for above-target performance and lower or no payouts awarded for below-target performance.

When establishing the compensation and performance criteria, we set goals that we believe reflect key areas of performance that support our long-term success. We consider factors such as the Company’s current performance compared to industry peers, desired levels of performance improvement, and industry trends and conditions when determining performance expectations within the Company’s compensation plans.

The Committee approves all compensation for executive officers, including the structure and design of the compensation programs. Since 2005, we have engaged Watson Wyatt Worldwide, an internationally recognized human resources consulting firm, to advise management and the Committee with respect to the Company’s compensation programs and to perform various related studies and projects, including market analysis and compensation program design. The Committee annually reviews Watson Wyatt’s role and believes that they are fully independent for purposes of providing on-going recommendations regarding executive compensation.

Competitive Analyses

We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses are conducted regularly and, in 2008, included a comparison to nationally recognized compensation databases, as well as a comparison to a peer group of other industrial companies. These competitive analyses provide us with information regarding ranges and median compensation levels, as well as the types of compensation arrangements in use at other companies. The analyses are used to review, monitor and establish appropriate and competitive compensation programs, determine the appropriate mix of compensation between programs and establish the specific compensation levels for our executives. In most cases, our goal is to maintain the Company’s compensation levels at the median of the Company’s established peer group.

In 2008, the Committee performed a review that examined the competitiveness of the Company’s NEOs’ total compensation. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, annual cash incentive bonus and long-term incentive (“LTI”) pay. In general, for both the Chief Executive Officer and most other executive officer positions, we concluded that AGCO’s salaries, annual cash incentive bonuses and LTI opportunities had slightly different levels of competitiveness compared to the market median, but in all cases we determined that the total compensation rendered was reasonable.

The peer group used for the market analysis in 2008 included the following 17 companies: The Black & Decker Corporation, Briggs & Stratton Corporation, Cooper Industries, Inc., Cummins Inc., Danaher Corporation, Dover Corporation, Harsco Corporation, Lennox International Inc., Oshkosh Truck Corporation, Parker-Hannifin Corporation, Pentair, Inc., Precision Castparts Corporation, SPX Corporation, The Stanley Works, The Timken Company, Trane Inc. (formerly known as American Standard Companies, Inc.) and Trinity Industries, Inc.

As part of its regular review of the compensation of the peer group, the Committee modified the peer group in December 2008 to include the following 19 companies: The Black & Decker Corporation, BorgWarner, Inc., Cooper Industries, Inc., Cummins Inc., Danaher Corporation, Dover Corporation, Eaton Corporation, Lennox International Inc., Manitowoc Company Inc., Navistar International Corporation, Oshkosh Truck Corporation, PACCAR Inc, Parker-Hannifin Corporation, Precision Castparts Corporation, SPX Corporation, The Stanley Works, Terex Corporation, The Timken Company and TRW Automotive. The Committee believes that the companies in the new peer group better reflect AGCO’s size and more closely align with our business and the markets in which we serve and operate. The Committee will continue to review the composition of the peer group and make updates as needed.

Components of Total Compensation

AGCO’s compensation philosophy defines total compensation to consist of:

•	Base Salary

•	Annual Cash Incentive Bonuses

•	Long-term Incentives

•	Benefits and Certain Perquisites

For an NEO, the variable or incentive pay (both annual and LTI) opportunity represents a large portion of the mix, or at least 60% of total expected compensation. Benefits represent a much smaller portion of the mix for each NEO when compared to base salary and incentive pay. The components of compensation are described below.

Base Salary

Base salary establishes the foundation of total compensation and supports the attraction and retention of qualified staff. The base salary for executives is reviewed and approved by the Committee annually for executive officers. In addition, base salaries may be changed as a result of a new appointment or a change in responsibility for an executive. Base salaries are designed to provide competitive levels of compensation to executives based on their experience, scope of responsibilities and performance. Base salaries also serve as the basis for our determining annual and long-term target incentive opportunities.

In 2008, the Committee approved base salary increases for executive officers ranging from 4% to 14%, with an average increase of approximately 8.8%. The base salary for Martin Richenhagen, our Chief Executive Officer, was set at $1,054,000, reflecting a 4.9% increase in 2008.

Annual Cash Incentive Bonuses

The Company’s Incentive Plan (the “IC Plan”) is intended to facilitate alignment of management with corporate objectives and stockholder interests in order to achieve outstanding performance and to meet specific AGCO financial goals. We believe the annual incentive portion of an executive officer’s total cash compensation should be a substantial component of total compensation. Further, incentive compensation must be based on AGCO’s performance, as well as the contribution of executive officers through the leadership of their respective functional or regional areas.

As a result, an executive officer’s annual cash incentive bonus is determined based on performance compared to pre-established corporate and, in some cases, regional and personal performance goals. For executive officers with a regional and personal goal component of their bonus award, the goals are established primarily for operational performance and other objectives based on the executive officer’s specific responsibilities. Incentive compensation opportunities are expressed as a percentage of the executive officer’s gross base salary. The annual award opportunity for Mr. Richenhagen and the other NEOs in 2008 are shown in the chart below:

	Minimum		Maximum	Measured as a
	Award	Target Award	Award (as a	percentage of
	(as a percentage	(as a percentage	percentage of	Corporate	Regional/Personal
Name	of base salary)	of base salary)	base salary)	Goals	Goals

Mr. Beck	40%	100%	150%	100%	0%
Mr. Carioba	28%	70%	105%	50%	50%
Mr. Collar	28%	70%	105%	50%	50%
Mr. Crain	28%	70%	105%	50%	50%
Mr. Richenhagen	52%	130%	195%	100%	0%

Mr. Richenhagen’s annual incentive compensation for 2008 is deductible under Section 162(m) of the IRC.

In December 2007, the Committee approved the 2008 IC Plan (which was approved by AGCO’s shareholders in April 2008), which made several changes to the IC Plan to make it more contemporary with industry standards and to better align it with internal management practices. The primary changes between the 2008 IC Plan and the previous IC Plan are that the 2008 IC Plan:

•	is intended to meet the requirements of Section 162(m) of the IRC

•	generally increases the maximum payout amounts that can be received

•	provides greater flexibility with respect to the selection of goals and the adjustment of those goals to exclude restructuring and certain other infrequent items

•	contains greater specificity with respect to the operation and management of the Plan

Under the 2008 IC Plan, graduated award payments of 40% of target are made if a minimum of 80% of the target goal is met, increasing to the maximum payout of 150% of target when 120% of the target goal is met. The corporate objectives are set at the beginning of each year and approved by the Committee. However, unless 60% of the adjusted earnings per share (“EPS”) target goal is reached, no awards are paid regardless of performance relative to the other target goals. For the year ended December 31, 2008, the corporate objectives were based on targets for EPS, free cash flow (“FCF”) and customer satisfaction (“CS”). The definitions of these measures and weighting are as follows:

•	EPS: Diluted and adjusted to exclude restructuring and certain other infrequent items (50% weight)

•	FCF: Cash flow from operations less capital expenditures. This measure excludes cash flows from financing, such as increases in accounts receivables securitizations (40% weight)

•	CS: Overall customer satisfaction index, which measures after-sales service, sales experience and product quality expressed as a percentage (10% weight)

For 2009, the corporate objectives will be based on targets for FCF, EPS, operating margin, and CS. The definition and weighting of these measures are as follows:

•	FCF: Cash flow from operations less capital expenditures. This measure excludes cash flows from financing, such as increases in accounts receivables securitizations (40% weight)

•	EPS: Diluted and adjusted to exclude restructuring and certain other infrequent items (30% weight)

•	Operating margin: This measure provides for a targeted range of achieved operating margin, as a percentage of net sales (20% weight)

•	CS: Overall customer satisfaction index, which measures after-sales service, sales experience and product quality expressed as a percentage (10% weight)

For 2008, the Committee determined that the Company achieved approximately 84.4% of the corporate targets under the IC Plan. For EPS, the target goal was $2.75 per share, and the Company actually achieved 149% of the goal. For FCF, the target goal was $175,398,000, and the Company actually achieved 22% of the goal. For CS, the target goal was 86%, and the Company actually achieved 98% of the goal.

The Company considers the target goals under the IC Plan for the current year to be confidential. Historically, the Committee has established target goals for the Company’s executive officers that the Committee believed at the time were reasonably achievable. If the Company is able to meet the objectives set out in its strategic plans for 2009, and if each executive officer achieves what the Committee considers reasonable regional and personal goals, then the executive officers should be able to earn their target bonuses for achieving those goals. However, given the recent volatility in the markets and the general downturn in economic conditions, the Committee is not able to predict this result with any certainty.

Also, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Committee. Such awards are subject to approval of the Board of Directors. No such awards were made by the Committee in 2008.

Effective January 1, 2008, the Committee amended the 2008 IC Plan to specifically provide for payment of a pro rata portion of the participant’s bonus upon a change of control, as well as additional bonus payments to certain participants terminated without cause within two years of a change of control.

Long-term Incentives

The AGCO long-term incentive plan (the “2006 LTI Plan”) provides performance- and retention-based equity opportunities to the Company’s NEOs. LTI represents a significant component of total compensation and weighs heavily in the overall pay mix for executives. The overarching principles of the 2006 LTI Plan are:

•	LTI is performance-based and is intended to engage executives in achieving longer-term goals and to make decisions in the best interests of stockholders

•	Target award opportunities are generally competitive with median levels of other companies of similar size, industry and complexity

•	Realizable gains are intended to vary with Company performance and stock price growth

•	Performance goals are aligned with stockholder interests and support the long-term success of AGCO

Effective January 1, 2008, the Board of Directors amended the 2006 LTI Plan to permit the Committee to terminate (in some cases, for consideration) outstanding awards granted under the 2006 LTI Plan following a change of control, to align the definition of a change of control event with the Company’s other benefit plans, and for compliance with Section 409A of the Internal Revenue Code of 1986 (the “Code”). The current LTI opportunity under the 2006 LTI Plan for executives is comprised of two vehicles: a performance share plan (“PSP”), which is projected to comprise approximately 75% of an executive’s target LTI award, and a grant of stock-settled stock appreciation rights (“SSARs”), which is projected to comprise approximately 25% of the executive’s LTI target award opportunity.

The PSP and the SSARs are summarized below:

•	PSP— Award opportunities are denominated in shares of our Common Stock and are earned on the basis of our performance versus pre-established goals over a three-year cycle.

•	SSARs — Similar to a stock option, SSARs are awards that provide the participant with the right to receive share appreciation over the grant price, payable in whole shares of our Common Stock, at any time after the grant is vested and within the specified term of the grant. The SSARs vest at a rate of 25% a year for four years, with a term of seven years.

For grants under the PSP, earned awards are based on achievement compared to two measures: cumulative earnings per share and average return on invested capital (“ROIC”) over a three-year performance period. These measures were chosen because we believe that they are meaningful measures of our performance and have a strong correlation to generating stockholder value over the long-term. We established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The cumulative earnings per share and ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity levels are expressed as multiples of the executive’s “target” award opportunity.

The matrix of award opportunities is illustrated below:

		Cumulative Earnings
		Below
		Threshold	Threshold	Target	Outstanding
	Outstanding	100.0%	116.5%	150.0%	200.0%
Average	Target	50.0%	66.6%	100.0%	150.0%
ROIC	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%

As evident in the matrix above, the performance targets of cumulative earnings per share and average ROIC are given equal weighting in the determination of the number of shares earned. In addition, the matrix provides for an award of 33%, 100% or 200% of the target shares upon achieving the threshold, target or outstanding performance level for each goal, respectively. If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. The Committee has the discretion to exclude restructuring and certain other infrequent items from the calculation of cumulative earnings per share or average ROIC in order to ensure the 2006 LTI Plan is equitable and executive decisions and actions are not inhibited by their projected impact on the Plan.

Our objective in sizing and setting the award opportunities for executives is to approximate the median level of market competitiveness within the Company’s peer group. PSP awards are structured at the “threshold” level of performance to approximate the market’s 25th percentile and at the “outstanding” level of performance to approximate the 75th percentile. For the SSAR awards, the number of shares granted is based on the expected value at the median level of market competitiveness.

For the awards granted in 2006 under the PSP, the Committee determined that, based on the Company’s performance for the three-year PSP performance cycle (2006-2008), the Company achieved the “outstanding” award level, or 200% of payout. For EPS, the target goal was $5.80 per share and the Company actually achieved 133% of the goal, and for average ROIC, the target goal was 9.6% and the Company actually achieved 120% of the goal, which, in each case, qualified as an “outstanding” result and, thus, the 200% payout. The target award and actual number of shares received by the NEOs for the three-year performance cycle covering 2006-2008 are shown below:

Three-Year Performance Cycle (2006-2008)
	Target	Actual
Name	Award	Award

Mr. Beck	21,500 shares	43,000 shares
Mr. Carioba	17,500 shares	35,000 shares
Mr. Collar	21,500 shares	43,000 shares
Mr. Crain	17,500 shares	35,000 shares
Mr. Richenhagen	95,000 shares	190,000 shares

In 2008, the Committee established award opportunities for executives covering a new three-year PSP performance cycle (2008-2010), as well as a new grant of SSARs. For the 2008 cycle, the Committee approved new grants to executives which, in general, are for fewer shares than in 2007 due to the increase in the share price of our Common Stock. For the 2009 cycle, the Committee approved new grants to executives which, in general, are for more shares than in 2008 due to the decrease in the share price of the Company’s Common Stock. The Committee’s strategy is to regularly evaluate the size of award levels by taking into consideration market trends, the industry’s cyclicality and other volatility factors. New targets covering the 2008 and 2009 three-year PSP performance periods also were established for cumulative EPS and average ROIC.

The Company considers the target goals for PSP awards for uncompleted cycles to be confidential. Historically, the Committee has established target goals for the Company’s executive officers that the Committee believed at the time were reasonably achievable. If the Company is able to meet the objectives set out in its strategic plans for the 2009-2011 period, then each executive officer should be able to earn a target level award for achieving those goals in each of the Company’s open performance share cycles (2007-2009, 2008-2010 and 2009-2011). However, given the recent volatility in the markets and the general downturn in economic conditions, the Committee is not able to predict this result with any certainty.

The Committee approves all grants of stock-based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President — Human Resources, assists the Committee with recommendations for award levels for all other executive officers. We did not grant any stock options under our 2001 Stock Option Plan or the 2006 LTI Plan to the Company’s U.S.-based NEOs in 2008 (and have not done so for several years), but SSARs were granted under the 2006 LTI Plan as previously discussed. Our policy is that both stock options and SSARs are awarded with exercise prices at or above the fair market value of the Company’s Common Stock on the date of grant.

Clawback of Incentive Compensation

In the event the Board of Directors determines that an executive officer’s misconduct has contributed to the Company having to restate its financial statements, the Board may take remedial action against the officer. To the extent permitted by applicable law, the remedial action may include requiring the return of any bonus or incentive compensation awarded to the officer or the cancellation of unvested restricted or deferred stock awards previously granted to the officer if the amount of such bonus or incentive compensation was greater than it would have been had the accounting been correct.

Special Chief Executive Officer Retention Award

In December 2007, the Compensation Committee and Board of Directors approved two retention-based restricted stock awards of $2,000,000 each for Mr. Richenhagen to be granted over a two-year period. The Committee approved this special award to recognize Mr. Richenhagen’s outstanding performance and to provide a significant retention incentive. The first of such retention-based awards was granted to Mr. Richenhagen on December 6, 2007, and totaled 28,839 shares, which will vest over a five-year period at the rate of 0% at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year, and 50% at the end of the fifth year. The number of shares granted to Mr. Richenhagen under the first award was based on the share price of the Company’s Common Stock on December 6, 2007, which was $69.35 per share. The second retention-based award of $2,000,000 was granted to Mr. Richenhagen on December 5, 2008, and totaled 99,010 shares, which will vest over a four-year period at the rate of 0% at the end of the first year, 25% at the end of the second year, 25% at the end of the third year, and 50% at the end of the fourth year. The number of shares granted to Mr. Richenhagen under the second award was based on the share price of the Company’s Common Stock on December 5, 2008, which was $20.20. In order to benefit from the retention award, Mr. Richenhagen must remain employed by the Company in accordance with the vesting provisions or he will forfeit the restricted shares. The continued employment requirement contains exceptions, including one in the event of a change of control.

Share Ownership and Retention Guidelines

We believe that share ownership by directors and executives is an important method to emphasize the alignment of the interests of directors and executives with stockholders. In October 2008, the Committee revised our share ownership guidelines for the Company’s non-executive directors and executive officers. Under the former stock ownership guidelines, non-employee directors were required to own no less than 4,000 shares of our Common Stock. The Chief Executive Officer was to own no less than 40,000 shares of our Common Stock, while all other executive officers were required to own no less than 10,000 shares. The new stock ownership guidelines call for non-employee directors to own Common Stock, or other equity equivalents, equal in value to four times the value of the annual retainer. The Chief Executive Officer is required to own Common Stock, or other equity equivalents, equal in value to five times his annual salary, and all other executive officers are required to own Common Stock, or other equity equivalents, equal in value to three times their respective annual salaries. Once the minimum ownership level is acquired, an individual will remain qualified if he or she continues to hold at least the same number of shares regardless of the change in market value of the underlying stock. Directors and executive officers as of October 23, 2008 have a period of four years from that date to accumulate enough shares to satisfy the stock ownership requirements. Any person becoming a director or executive officer after October 23, 2008 is allowed a four-year period from his or her date of election or appointment to comply with the stock ownership requirements.

Retirement Benefits

We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S.-based executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For the Company’s 401(k) plan, AGCO generally contributed approximately $10,350 to each executive’s 401(k) account during 2008, which was the maximum match contribution allowable under our plan.

On January 1, 2007, we established the Company’s executive nonqualified Pension Plan (“2007 ENPP”), which we believe is competitive with companies of similar type and size. The 2007 ENPP provides U.S.-based executive officers with retirement income for a period of 15 years based on a percentage of their average final salary and bonus, reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions. The benefit paid to the executive officers is 3% of the average of the last three years of their respective base salaries plus bonus prior to their termination of employment (“final earnings”) multiplied by credited years of service, with a maximum annual benefit of 60% of final earnings. To provide a stronger retention feature, benefits under the 2007 ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include tenure as an executive officer), but are not payable until the participant reaches age 65 or upon termination of services because of death or disability, adjusted to reflect payment prior to age 65. The Company’s non-U.S.-based executive officers participate in local country retirement benefit plans that we believe are competitive for executive officers in the local employment market. Effective January 1, 2008, the Board of Directors amended the 2007 ENPP to align with the provisions of Mr. Richenhagen’s employment agreement, to change the period within which a participant receives a lump sum benefit payment following a change of control, to align the definition of a change of control event with the Company’s other benefit plans, and for compliance with Section 409A of the Code. Additional details regarding retirement benefits are provided in the “2008 Summary Compensation Table” and the “2008 Pension Benefits Table.”

Severance Benefits and Change of Control

We believe that reasonable severance benefits are necessary to attract top executives. The levels of severance benefits provided to our executives are designed to take into account the difficulty executives may have to find comparable employment.

The employment agreements with our executives provide severance benefits when the termination is without “cause” or the employee terminates for “good reason.” In 2008, we approved changes to the change of control portion of severance benefits offered to executives, which we feel are more competitive with market practice and are reasonable compared to the Company’s peer companies.

The severance benefit depends on whether the termination involved a change of control. For terminations without “cause” or for “good reason” that do not involve a change of control, the severance benefit allows for the executives to receive their base salary and bonus for a period of up to two years. The base salary is at the rate in effect on the date of such determination and the bonus is a pro rata portion of the bonus to which the executive would have been entitled for the year of termination had the executive remained employed for the entire year. Specifically for the NEOs, Messrs. Carioba, Collar and Crain may receive their respective base salaries and bonus amounts for one year upon termination and Messrs. Beck and Richenhagen may receive their respective base salaries and bonus amounts for two years upon termination. The severance benefit would be reduced or terminated at the time the executive found new employment. The Company also continues health and life insurance benefits during the time the severance benefits are paid for U.S.-based executives. A terminated U.S.-based executive also is entitled to receive any vested benefits under the 2007 ENPP payable beginning at age 65.

In addition to the above, upon termination, the Company is obligated to reimburse Mr. Collar for expenses to relocate to the United States.

We also believe it is important to provide certain additional benefits upon a change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of the Company’s senior management are aligned with them. By providing certain change of control benefits, we believe the Company’s executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.

In July 2008, the Board of Directors approved post-employment compensation to NEOs for terminations that occur within two years of a change of control. In such case, the executive would receive a lump-sum payment equal to (i) two times his or her base salary in effect at the time of termination, (ii) a pro-rata portion of his or her bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of his or her awards received during the prior two completed fiscal years and the current fiscal year’s trend (except that for Mr. Richenhagen, the lump sum payment would equal (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus earned for the year of termination and (iii) a bonus equal to three times the three year average of Mr. Richenhagen’s awards received during the prior two completed fiscal years and the current fiscal year’s trend), and the executive would also be entitled to receive specific retirement benefits and the acceleration of vesting of outstanding equity awards. Upon a change of control, the Company’s PSP equity incentive plan allows for all unearned awards to executives to be earned at the greater of the target performance level or at the level of performance dictated by the trend of our performance to date. In addition, all outstanding SSARs vest immediately. All benefits under the 2007 ENPP that have been earned based on years of service also become vested. Any executives terminated upon a change of control would also be entitled to the severance benefits described above and receive a full gross-up for taxes due on any payments.

For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire Common Stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 30% or more of the total voting power of the stock, (iii) a majority of the members of the Board of Directors of the Company are replaced in any 12-month period by directors who are not endorsed by a majority of the directors then in office, or (iv) with some exceptions, one or more persons acquire assets from the Company that have a total fair market value equal to or greater than 40% of the aggregate fair market value of all of the Company’s assets.

Perquisites and Other Benefits

We believe that cash and incentive compensation should be the primary focus of compensation and that perquisites should be modest. We periodically review perquisites for our executives to ensure conformity with this policy. The primary perquisites available to executives are the use of an automobile leased by the Company and the reimbursement of dues associated with a social or country club. The Company does not allow executive officers the use of the Company leased aircraft for personal use. The Company also provides supplemental life and disability insurance for its executives. The life insurance generally provides for a death benefit of six times the executive officer’s base salary.

For executives on foreign assignments, the Company provides additional expatriate benefits that are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and foreign country. In addition, the Company generally provides additional financial assistance to the expatriate for expenses such as relocation, childrens’ education, tax preparation and home leave travel.

Executives also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life and disability insurance coverage.

Post-Employment Compensation

Each of the NEOs is covered by an employment agreement with the Company. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or termination for good reason by the executive. For further detail on the post-employment compensation and benefits each NEO is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”

Summary

Overall, we believe the Company’s executive compensation programs accomplish the objectives for which they have been designed and are in concert with the Company’s compensation philosophy. We feel the competitive compensation that is provided to the Company’s executives is reasonable and has enabled us to attract and retain a strong management team. We further believe that the Company’s short-term and long-term incentive programs appropriately reward AGCO’s executives for their achievement of performance goals and that these programs sufficiently align the interests of the executives with those of the stockholders.

Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers

Overview.  The following sections provide a summary of cash and certain other amounts the Company paid for the year ended December 31, 2008 to the NEOs. Except where noted, the information in the “2008 Summary Compensation Table” generally pertains to compensation to the NEOs for the years ended December 31, 2006, 2007 and 2008. The compensation disclosed below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change of control of the Company;

•	amounts paid to the NEOs which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such amounts);

•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option or similar instrument will not be forfeited or exercised before the end of its life, and even though the actual realization of cash from the award depends on whether the share price of the Company’s Common Stock appreciates above the price on the date of grant, whether the executive will continue his or her employment with the Company, and when the executive chooses to exercise the option; and

•	the increase in present value of future pension payments, even though such increase is not cash compensation paid in the current year and even though the actual pension benefits will depend upon a numbers of factors, including when the executive retires, his or her compensation at retirement, and in some cases the number of years the executive lives following his or her retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the “Compensation Discussion and Analysis” set forth above.

SUMMARY OF 2008 COMPENSATION

The following table provides information concerning the compensation of the NEOs for the Company’s three most recently completed fiscal years ended December 31, 2006, 2007 and 2008.

In the column “Salary,” we disclose the amount of base salary paid to the NEO during the fiscal year. In the columns “Stock Awards” and “SSAR Awards,” we disclose the award of stock or SSARs measured in dollars and calculated in accordance with SFAS 123(R). For awards of stock, the SFAS 123(R) fair value per share is equal to the closing price of the Company’s Common Stock on the date of grant. For SSARs, the SFAS 123(R) fair value per share is based on certain assumptions which the Company explains in Note 10 to our Consolidated Financial Statements, which are included in the Company’s annual report on Form 10-K. We disclose such expense ratably over the vesting period. Please also refer to the table below under the caption “2008 Grants of Plan-Based Awards.”

In the column “Non-Equity Incentive Plan Compensation,” we disclose the amounts earned under our 2008 IC Plan during 2008 that were paid in March 2009. The amounts included with respect to any particular fiscal year are dependent on whether the achievement of the relevant performance measure was satisfied during the fiscal year.

In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2008.

In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.

The Company currently has employment contracts with Messrs. Beck, Carioba, Collar, Crain and Richenhagen. The employment contracts provide for current base salaries at the following rates per annum: Mr. Beck — $418,850; Mr. Carioba — 682,743 Brazilian reais (which is currently equivalent to $286,069); Mr. Collar — $320,000; Mr. Crain — $320,000; and Mr. Richenhagen — $1,054,000. Messrs. Beck, Carioba, Collar, Crain and Richenhagen’s employment contracts continue in effect until terminated in accordance with the terms of the contract.

In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in or receive benefits under the IC Plan. The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits.

2008 SUMMARY COMPENSATION TABLE

							Change in
						Non-Equity	Pension
						Incentive	Value and
				Stock	SSAR	Plan	Non-Qualified	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principle Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Andrew H. Beck, Senior Vice President — Chief Financial Officer	2006	312,417	—	296,791	18,208	169,642	1,716	35,085	833,859
	2007	353,002	—	1,185,444	64,485	447,253	393,613	31,637	2,475,434
	2008	402,183	—	1,268,269	88,653	339,443	221,461	32,054	2,352,063
André M. Carioba, Senior Vice President and General Manager, South America(6)	2006	126,364	—	30,333	9,104	46,184	—	26,622	238,607
	2007	294,337	—	950,257	55,368	238,745	—	65,859	1,604,566
	2008	375,081	—	1,239,132	79,536	277,280	—	70,330	2,041,359
Gary L. Collar, Senior Vice President and General Manager EAME and Australia/ New Zealand(7)	2006	251,348	—	296,791	18,208	104,963	1,288	247,481	920,079
	2007	271,801	—	1,185,444	64,485	219,626	105,440	409,511	2,256,307
	2008	306,667	—	1,268,269	88,653	208,270	105,737	373,948	2,351,544
Robert B. Crain, Senior Vice President and General Manager, North America	2006	250,000	30,000	34,708	10,930	62,525	—	79,275	467,438
	2007	270,000	—	923,045	53,555	241,958	—	51,128	1,539,686
	2008	306,667	—	1,184,969	77,723	232,870	1,754	144,319	1,948,302
Martin H. Richenhagen, Chairman, President and Chief Executive Officer	2006	921,125	—	1,311,385	72,833	684,396	125,781	134,771	3,250,291
	2007	1,004,000	—	5,319,951	257,941	1,888,524	620,887	137,312	9,228,615
	2008	1,024,833	—	7,222,839	408,318	1,124,447	656,910	134,136	10,571,483

(1)	Stock Awards for 2006

Amounts shown represent all grants made during 2006 under the 2006 LTI Plan. In 2006, awards were granted under one-, two- and three-year performance cycles under the PSP. We calculated the amounts above based upon the Company’s Common Stock price at the date of grant, April 27, 2006, which was $23.80 per share. The amounts above represent the compensation expense as recorded under the provisions of SFAS 123(R) during 2006 in relation to each respective performance period, assuming target levels of performance are achieved. The actual amounts earned are dependent upon the achievement of pre-established performance goals for each performance period. Based on Company performance in 2006, the one-year awards granted were not earned, representing the following amortized expense amounts for each executive: Mr. Beck — $93,820; Mr. Collar — $93,820 and Mr. Richenhagen — $414,525. Messrs. Carioba and Crain’s employment commenced in 2006 and, therefore, they did not receive grants of the one-year or two-year awards.

Stock Awards for 2007

In 2007, awards were granted under a three-year performance cycle under the PSP. The amounts above include stock compensation expense recorded during 2007 under the provisions of SFAS No. 123(R) in relation to the 2007 three-year performance cycle. Such amounts were based on the Company’s Common Stock price at the date of grant, February 15, 2007, which was $37.38 per share, in accordance with the provisions of SFAS No. 123(R). The stock compensation recorded associated with the 2007 grants was based on the Company’s projected assessment of the level of performance that will be achieved and earned. In addition, during 2007, the 2006 two-year performance cycle awards were earned under the PSP, and the Company recorded stock compensation expense associated with those earned awards. The Company also recorded additional stock compensation expense in 2007 associated with the 2006 — 2008 three-year performance cycle to reflect the Company’s updated projected assessment of performance that would be achieved and earned. The actual amounts earned under the 2006 — 2008 three-year performance cycle and the 2007 — 2009 three-year performance cycle were and are dependent upon the achievement of pre-established performance goals for each period. Lastly, the Company recorded stock compensation expense during 2007 associated with the grant of two retention-based restricted stock awards for $2,000,000 each to Mr. Richenhagen on December 6, 2007 (with second following on December 5, 2008). The Company is recognizing stock compensation expense ratably over the vesting periods for each retention-based restricted stock award.

Stock Awards for 2008

In 2008, awards were granted under a three-year performance cycle under the PSP. The amounts above include stock compensation expense recorded during 2008 under the provisions of SFAS No. 123(R) in relation to the 2008 three-year performance cycle. Such amounts were based on the Company’s Common Stock price at the date of grant, January 23, 2008, which was $56.98 per share, in accordance with the provisions of SFAS No. 123(R). The stock compensation recorded associated with the 2008 grants was based on the Company’s projected assessment of the level of performance that will be achieved and earned. The Company also recorded additional stock compensation expense in 2008 associated with the 2006 — 2008 three-year performance cycle to reflect the Company’s updated projected assessment of performance that would be achieved and earned. The actual amounts earned under the 2007 — 2009 three-year performance cycle and the 2008-2010 three-year performance cycle are dependent upon the achievement of pre-established performance goals for each period. Lastly, the Company recorded stock compensation expense during 2008 associated with the grant of two retention-based restricted stock awards for $2,000,000 each to Mr. Richenhagen on December 6, 2007 and December 5, 2008. The Company is recognizing stock compensation expense ratably over the vesting periods for each retention-based restricted stock award.

(2)	SSAR Awards for 2006

SSARs were awarded April 27, 2006. The SSARs vest over four years from the date of grant, or 25% per year. The SSARs were valued at $10.98 per share in accordance with the provisions of SFAS No. 123(R). For stock compensation expense recording purposes, the Company assumed a 20% forfeiture rate, and therefore used a value of $8.78 per share. Please refer to Note 10 of our Consolidated Financial Statements as of December 31, 2006 for a discussion of the assumptions used related to the calculation of such values.

SSAR Awards for 2007

SSARs were awarded February 15, 2007. The SSARs vest over four years from the date of grant, or 25% per year. The SSARs were valued at $16.99 per share in accordance with the provisions of SFAS No. 123(R). For stock compensation expense recording purposes, the Company assumed a 20% forfeiture rate, and therefore used a value of $13.59 per share. Please refer to Note 10 of our Consolidated Financial Statements as of December 31, 2007 for a discussion of the assumptions used related to the calculation of such values.

SSAR Awards for 2008

SSARs were awarded January 23, 2008. The SSARs vest over four years from the date of grant, or 25% per year. The SSARs were valued at $22.36 per share in accordance with the provisions of SFAS No. 123(R). For stock compensation expense recording purposes, the Company assumed a 20% forfeiture rate, and therefore used a value of $17.89 per share. Please refer to Note 10 of our Consolidated Financial Statements as of December 31, 2008 for a discussion of the assumptions used related to the calculation of such values.

(3)	Non-Equity Incentive Plan Compensation for 2006

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2006. All annual incentive awards for 2006 were performance-based. These payments were earned in 2006 and paid in March 2007 under the IC Plan.

Non-Equity Incentive Plan Compensation for 2007

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2007. All annual incentive awards for 2007 were performance-based. These payments were earned in 2007 and paid in March 2008 under the IC Plan.

Non-Equity Incentive Plan Compensation for 2008

The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the NEOs in 2008. All annual incentive awards for 2008 were performance-based. These payments were earned in 2008 and paid in March 2009 under the 2008 IC Plan. In addition, during 2008, Mr. Carioba received a performance bonus under a state-mandated, local profit sharing plan in Brazil.

(4)	The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his or her current salary and service.

Change in pension values during the year may be due to various sources such as:

• Service accruals:  The benefits payable from the 2007 ENPP increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the fiscal year, the benefit payable at retirement increases. Each of the NEOs who participates in the 2007 ENPP earned an additional year of benefit service during 2008.

• Compensation increases/decreases since prior year:  The benefits payable from the 2007 ENPP are related to salary. As executive officers’ salaries increase (decrease), then the expected benefits payable from the 2007 ENPP will increase (decrease) as well.

• Aging:  The amounts shown above are present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date.

The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

(5)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits for the year ended December 31, 2008:

			Split	Foreign
		Defined	Dollar	Subsidiary	Car Lease
	Club	Contribution	Life	Advisory	and
	Membership	Match	Insurance(a)	Board(b)	Maintenance(c)	Other(d)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Andrew H. Beck	6,330	10,350	2,680	—	12,694	—	32,054
André M. Carioba	6,865	18,928	—	—	36,152	8,385	70,330
Gary L. Collar	—	10,350	3,411	29,408	20,783	309,996	373,948
Robert B. Crain	3,120	10,350	2,963	—	16,824	111,062	144,319
Martin H. Richenhagen	7,332	10,350	14,541	58,816	31,734	11,363	134,136

(a) These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b) These amounts represent compensation for the executive’s services provided as members of a foreign subsidiary’s supervisory board.

(c) These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs.

(d) Mr. Beck’s wife accompanied Mr. Beck when the Company’s corporate aircraft was used for business purposes at no incremental cost. The amount for Mr. Carioba includes commercial airfare related to Mr. Carioba’s wife accompanying him on business trips — $6,158 and a local meal allowance for Mr. Carioba — $2,227. The amount for Mr. Collar includes benefits he received as an expatriate as follows: cost of living adjustment — $51,294; relocation expenses associated with his move to Switzerland — $44,217; housing allowance — $94,331; tax equalization payments — $84,634; storage fees — $6,556; tax preparation fees — $500; and home leave allowance related to travel costs for Mr. Collar and his family to fly back to the United States — $21,039. In addition, the amount for Mr. Collar includes commercial airfare related to Mr. Collar’s wife accompanying him on business trips — $7,425. The amount for Mr. Crain includes relocation expenses associated with Mr. Crain’s move to the Company’s headquarters in Duluth, Georgia — $109,990 and commercial airfare related to Mr. Crain’s wife accompanying him on business trips — $1,072. In addition, Mr. Crain’s wife accompanied Mr. Crain when the Company’s corporate aircraft was used for business purposes at no incremental cost. The amount for Mr. Richenhagen includes commercial airfare related to Mr. Richenhagen’s wife accompanying him on business trips — $11,363. In addition, Mr. Richenhagen’s wife and son accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for business purposes at no incremental cost.

(6)	Amounts provided in the table for 2006 for Mr. Carioba reflect employment with the Company commencing July 2006. Mr. Carioba, as a Brazilian-based employee, is paid in Brazilian reais. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

(7)	Mr. Collar, as an expatriate who is based in Switzerland, is partially paid in Swiss francs. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

2008 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to an NEO in the most recently completed fiscal year. This includes the awards under the Company’s 2008 IC Plan, as well as PSP awards and SSARs under the 2006 LTI Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold,” “Target” and “Maximum” columns reflect the range of estimated payouts under the 2008 IC Plan and the range of number of shares to be awarded under the PSP. In the fourth- and fifth-to-last columns, we report the number of shares of Common Stock underlying SSARs granted in the fiscal year and corresponding per share exercises prices. In all cases, the exercise price was equal to the closing market price of the Company’s Common Stock on the date of grant. In the third-to-last column, we report the aggregate SFAS 123(R) value of all SSAR awards made in 2008; in contrast to how we present amounts in the “2008 Summary Compensation Table,” where we report such figures here without apportioning such amount over the service or vesting period. Finally, in the last two columns we report the number of shares granted and the related grant date fair value to Mr. Richenhagen under a retention-based restricted stock award, as further discussed in the footnotes below.

									All Other
									Stock Awards:
						Estimated Future Payouts			Number of
			Estimated Future Payouts			Under Equity Incentive Plan			Securities	Exercise	Grant Date
			Under Non-Equity Incentive Plan Awards(1)			Awards(2)			Underlying	Price	Fair Value	Number of	Grant
						Threshold	Target	Maximum	SSARs	of SSAR	of SSAR	Shares of	Date Fair
		Grant	Threshold	Target	Maximum	(# of	(# of	(# of	Compensation	Awards	Awards	Stock Granted(3)	Value
Name	Award Type	Date	($)	($)	($)	shares)	shares)	shares)	(#)	($/sh)	($)	(#)	($)

Andrew H. Beck	IC Plan	1/23/2008	160,873	402,183	603,275
	PSP Awards	1/23/2008				2,433	7,300	14,600
	SSAR Awards	1/23/2008							4,600	56.98	82,294

André M. Carioba	IC Plan	1/23/2008	105,023	262,557	393,835
	PSP Awards	1/23/2008				2,433	7,300	14,600
	SSAR Awards	1/23/2008							4,600	56.98	82,294

Gary L. Collar	IC Plan	1/23/2008	85,867	214,667	322,000
	PSP Awards	1/23/2008				2,433	7,300	14,600
	SSAR Awards	1/23/2008							4,600	56.98	82,294

Robert B. Crain	IC Plan	1/23/2008	85,867	214,667	322,000
	PSP Awards	1/23/2008				2,433	7,300	14,600
	SSAR Awards	1/23/2008							4,600	56.98	82,294

Martin H. Richenhagen	IC Plan	1/23/2008	532,913	1,332,283	1,998,424
	PSP Awards	1/23/2008				16,667	50,000	100,000
	SSAR Awards	1/23/2008							31,500	56.98	563,535

	Retention- Based	12/5/2008										99,010	2,000,000
	Restricted Stock Award

(1)	Payments for these awards already have been determined and were paid on March 13, 2009 to the NEOs, except for Mr. Carioba’s payment, which will be made on March 31, 2009. The amounts paid were included in the “Non-Equity Incentive Plan Compensation” column of the “2008 Summary Compensation Table.” The amounts included in the table above represent the potential payout levels related to corporate and personal objectives for fiscal year 2008 under the Company’s IC Plan.

(2)	The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance are reached.

(3)	In December 2007, the Committee and the Board approved two retention-based restricted stock awards of $2,000,000 each for Mr. Richenhagen to be granted over a two-year period. The Committee in its deliberations approved this special award to recognize Mr. Richenhagen’s outstanding performance and to provide a significant retention incentive. The first of such retention-based awards was granted to Mr. Richenhagen on December 6, 2007, and totaled 28,839 shares, which will vest over a five-year period at the rate of 0% at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year, and 50% at the end of the fifth year. The number of shares granted to Mr. Richenhagen under the first award was based on the price of our Common Stock on December 6, 2007, which was $69.35 per share. The second of such retention-based awards was granted to Mr. Richenhagen on December 5, 2008 and totaled 99,010 shares, which will vest over a four-year period at the rate of 0% at the end of the first year, 25% at the end of the second year, 25% at the end of the third year, and 50% at the end of the fourth year. The number of shares granted to Mr. Richenhagen under the second award was based on the price of our Common Stock on December 5, 2008, which was $20.20 per share. In order to benefit from the retention award, Mr. Richenhagen must remain employed by the Company in accordance with the vesting provisions or he will forfeit the restricted shares. Vesting generally will be subject to Mr. Richenhagen’s continued employment by the Company on the date of vesting, except under certain circumstances such as a change of control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

The following table provides information concerning unexercised SSARs, and stock that has not been earned or vested for each NEO outstanding as of the end of the Company’s most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

For SSAR/option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	SSAR Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:
							Market	Number of
			Equity Incentive			Number	Value of	Unearned
			Plan Awards:			of Shares	Shares	Shares,
	Number of	Number of	Number			or Units	or Units	Units or
	Securities	Securities	of Securities			of Stock	of Stock	Other
	Underlying	Underlying	Underlying			That	That	Rights	Value
	Unexercised	Unexercised	Unexercised	SSAR		Have	Have	That	Realized
	SSARs	SSARs	Unearned	Exercise	SSAR	Not	Not	Have Not	on
	Exercisable	Unexercisable(1)	SSARs	Price	Expiration	Vested	Vested(2)	Vested	Vesting(3)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Andrew H. Beck	6,250	6,250	—	23.80	4/27/2013
	3,125	9,375	—	37.38	2/15/2014			21,500	803,670
	—	4,600	—	56.98	1/23/2015			7,300	415,954
André M. Carioba	—	3,750	—	26.00	4/27/2013
	—	9,375	—	37.38	2/15/2014			21,500	803,670
	—	4,600	—	56.98	1/23/2015			7,300	415,954
Gary L. Collar	—	6,250	—	23.80	4/27/2013
	—	9,375	—	37.38	2/15/2014			21,500	803,670
	—	4,600	—	56.98	1/23/2015			7,300	415,954
Robert B. Crain	—	3,750	—	23.80	4/27/2013
	—	9,375	—	37.38	2/15/2014			21,500	803,670
	—	4,600	—	56.98	1/23/2015			7,300	415,954
Martin H. Richenhagen	12,500	25,000	—	23.80	4/27/2013
	12,500	37,500	—	37.38	2/15/2014			95,000	3,551,100
	—	31,500	—	56.98	1/23/2015			50,000	2,849,000
						28,839	2,000,000
						99,010	2,000,000

(1)	SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, which was April 27, 2006 for the 2006 grants of SSARs, February 15, 2007 for the 2007 grants of SSARs, and January 23, 2008 for the 2008 grants of SSARs.

(2)	The retention-based restricted stock award granted to Mr. Richenhagen on December 6, 2007 was for 28,839 shares and was based on the price of the Company’s Common Stock on December 6, 2007, which was $69.35 per share. The retention-based restricted stock award granted to Mr. Richenhagen on December 5, 2008 was for 99,010 shares and was based on the price of the Company’s Common Stock on December 5, 2008, which was $20.20 per share.

(3)	Based on the price of the Company’s Common Stock on the date of grant, which was $23.80 per share on April 27, 2006, $37.38 per share on February 15, 2007 and $56.98 per share on January 23, 2008.

SSAR/OPTION EXERCISES AND STOCK VESTED IN 2008

The following table provides information concerning exercises of stock options, SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed fiscal year for each of the NEOs. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options and SSARs; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	SSAR/Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise(1)	Exercise(2)	Acquired on Vesting(3)	on Exercise(4)
Name	(#)	($)	(#)	($)

Andrew H. Beck	—	—	43,000	737,020
André M. Carioba	2,544	223,025	35,000	599,900
Gary L. Collar	3,300	289,250	43,000	737,020
Robert B. Crain	1,533	134,463	35,000	599,900
Martin H. Richenhagen	—	—	190,000	3,256,600

(1)	Messrs. Carioba, Collar and Crain exercised SSARs during 2008. Mr. Carioba exercised 6,875 SSARs and received 2,544 shares upon exercise. Mr. Collar exercised 9,375 SSARs and received 3,300 shares upon exercise. Mr. Crain exercised 5,000 SSARs and received 1,533 shares upon exercise.

(2)	We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(3)	During 2008, the 2006-2008 performance cycle awards were earned under the PSP. The number of shares acquired on vesting above includes shares that were withheld to satisfy the executive’s statutory minimum federal, state and employment taxes which were payable at the time the award was earned and the shares were issued. The following number of shares were withheld for income taxes for each executive: Mr. Beck — 14,090; Mr. Carioba — 9,625 shares; Mr. Collar — 14,147 shares; Mr. Crain — 11,554 shares; and Mr. Richenhagen — 80,656 shares.

(4)	We computed the dollar amount of value realized on exercise by multiplying the number of shares acquired times the price of the Company’s Common Stock on the business day immediately preceding the date of issuance, which was $17.14 per share.

PENSION BENEFITS

The “2008 Pension Benefits Table” provides further details regarding the officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2008 Summary Compensation Table” and the “2008 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with SFAS No. 87, Employers’ Accounting for Pensions, on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.

Executive Nonqualified Pension Plan

The 2007 ENPP provides the Company’s U.S.-based executives with retirement income for a period of 15 years based on a percentage of their final average compensation including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions.

The key provisions of the 2007 ENPP are as follows:

Monthly Benefit.  Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.

Final Average Monthly Compensation.  The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the 2008 IC Plan paid to the executive during the three years prior to his or her death, termination or retirement.

Vesting.  Participants become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieve five years of participation in the 2007 ENPP. Alternatively, all participants will become vested in the plan in the event of a change of control of the Company and, in addition, Mr. Richenhagen will become vested in the plan in the event of his involuntary termination without cause, his resignation for good reason or his termination as a result of the Company not renewing his employment agreement.

Early Retirement Benefits.  Participants may not receive retirement benefits prior to normal retirement age unless the participant dies.

2008 PENSION BENEFITS TABLE

		Number of	Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit(1)	Year
Name	Plan Name	(#)	($)	($)

Andrew H. Beck	AGCO executive nonqualified Pension Plan	14.42	616,790	—
André M. Carioba(2)	No participating plan	—	—	—
Gary L. Collar	AGCO executive nonqualified Pension Plan	6.67	212,465	—
Robert B. Crain	AGCO executive nonqualified Pension Plan	3.00	1,754	—
Martin H. Richenhagen	AGCO executive nonqualified Pension Plan	4.75	1,459,343	—

(1)	Based on plan provisions in effect as of December 31, 2008. The executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions and methods prescribed by the SEC). These values are not the monthly or annual benefits that they would receive.

(2)	Mr. Carioba does not participate in any defined benefit pension programs sponsored by the Company. The Company does make mandatory payroll contributions (equal to 8% of pay in 2008) to a state-sponsored retirement plan. Mr. Carioba will be entitled to receive this pension upon termination or retirement from the Company. If he is terminated without cause, then the Company is required to increase its contributions to the fund by 40%.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Each NEO’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the 2006 LTI Plan, all outstanding equity awards become fully vested and exercisable upon a change of control. The 2006 LTI Plan does not provide for accelerated vesting of equity under other employment termination events. The tables below and their accompanying footnotes provide specific detail on the post-employment compensation each NEO is entitled to in the event of certain employment termination events.

Andrew H. Beck, Senior Vice President — Chief Financial Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2008) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	1,475,259	—	—	104,713	—	—	837,700
Bonus	339,443	—	—	339,443	339,443	—	339,443
Accelerated Vesting of Equity	2,200,947	—	—	—	—	—	—
Benefits (Health, Life, etc.)	75,211	—	—	3,474	—	—	75,211
Retirement Benefits	471,737	—	—	—	—	—	—
Death Benefit	—	—	—	2,513,100	—	—	—
Disability Benefit	—	—	—	—	31,079	—	—
280G Tax Gross-Up(9)	371,950	—	—	—	—	—	—

Estimated Total	$4,934,547	$—	$—	$2,960,730	$370,522	$—	$1,252,354

(1)	All termination scenarios assume termination occurs on December 31, 2008 at a stock price of $23.59, the closing price of the Company’s Common Stock as of December 31, 2008 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Beck receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of Mr. Beck’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Beck at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change of control, in accordance with the terms of the 2007 ENPP. The difference between the “Retirement Benefits” value shown above ($471,737) and the value shown in the “2008 Pension Benefits Table” ($616,790) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation.

(3)	If Mr. Beck voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Beck is not eligible for retirement benefits as of December 31, 2008.

(5)	Upon death, Mr. Beck’s estate is entitled to receive Mr. Beck’s base salary in effect at the time of death for a period of three months, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Beck through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Beck receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Beck’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Beck’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Beck receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two-year severance period.

(9)	The Company provides a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Beck’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Beck breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Beck.

André M. Carioba, Senior Vice President and General Manager, South America, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2008) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	1,071,376	—	—	94,765	—	—	379,059
Bonus	252,604	—	—	252,604	252,604	—	252,604
Accelerated Vesting of Equity	2,012,227	—	—	—	—	—	—
Benefits (Health, Life, etc.)	—	—	—	4,750	—	—	—
Retirement Benefits	—	—	—	—	—	—	—
Death Benefit	—	—	—	758,118	—	—	—
Disability Benefit	—	—	—	—	—	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Estimated Total	$3,336,207	$—	$—	$1,110,237	$252,604	$—	$631,663

(1)	All termination scenarios assume termination occurs on December 31, 2008 at a stock price of $23.59, the closing price of the Company’s Common Stock as of December 31, 2008 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Carioba receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of Mr. Carioba’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. All outstanding equity awards held by Mr. Carioba at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable.

(3)	If Mr. Carioba voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Carioba is not eligible for retirement benefits as of December 31, 2008.

(5)	Upon death, Mr. Carioba’s estate is entitled to receive Mr. Carioba’s base salary in effect at the time of death for a three-month period, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Carioba through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Carioba receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability.

(7)	If Mr. Carioba’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Carioba’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Carioba receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company.

(9)	The Company does not provide a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Gary L. Collar, Senior Vice President and General Manager, EAME and Australia/New Zealand, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2008) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	1,011,202	—	—	80,000	—	—	320,000
Bonus	208,270	—	—	208,270	208,270	—	208,270
Additional Termination Allowance(9)	26,667	—	—	26,667	26,667	—	26,667
Accelerated Vesting of Equity	2,200,947	—	—	—	—	—	—
Benefits (Health, Life, etc.)	61,338	—	—	2,901	—	—	34,611
Retirement Benefits	173,210	—	—	—	—	—	—
Death Benefits	—	—	—	1,920,000	—	—	—
Disability Benefit	—	—	—	—	19,127	—	—
280G Tax Gross-Up(10)	279,223	—	—	—	—	—	—

Estimated Total	$3,960,857	$—	$—	$2,237,838	$254,064	$—	$589,548

(1)	All termination scenarios assume termination occurs on December 31, 2008 at a stock price of $23.59, the closing price of the Company’s Common Stock as of December 31, 2008 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Collar receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of Mr. Collar’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Collar at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change of control, in accordance with the terms of the 2007 ENPP. The difference between the “Retirement Benefits” value shown above ($173,210) and the value shown in the “2008 Pension Benefits Table” ($212,465) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation.

(3)	If Mr. Collar voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Collar is not eligible for retirement benefits as of December 31, 2008.

(5)	Upon death, Mr. Collar’s estate is entitled to receive Mr. Collar’s base salary in effect at the time of death for a three-month period, as well as continuation of healthcare benefits for a three-month period. His estate is also entitled to all sums payable to Mr. Collar through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Collar receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Collar’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Collar’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Collar receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

(9)	If Mr. Collar’s employment is terminated while he is on international assignment, other than with cause or by voluntary resignation to accept a position with another employer, the Company pays the cost associated with the return of Mr. Collar and his family to the United States, including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days temporary living expenses. The additional termination allowance provided for Mr. Collar represents an estimated value of this benefit equal to one month’s base salary.

(10)	The Company provides a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Collar’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Collar breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Collar.

Robert B. Crain, Senior Vice President and General Manager, North America, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2008) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
		Voluntary					Cause or
		Termination					Good
	Change of	Without Good				Involuntary	Reason
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	998,235	—	—	80,000	—	—	320,000
Bonus	232,870	—	—	232,870	232,870	—	232,870
Accelerated Vesting of Equity	2,012,227	—	—	—	—	—	—
Benefits (Health, Life, etc.)	56,910	—	—	3,474	—	—	34,442
Retirement Benefits	1,394	—	—	—	—	—	—
Death Benefit	—	—	—	1,920,000	—	—	—
Disability Benefit	—	—	—	—	28,608	—	—
280G Tax Gross-Up(9)	253,075	—	—	—	—	—	—

Estimated Total	$3,554,711	$—	$—	$2,236,344	$261,478	$—	$587,312

(1)	All termination scenarios assume termination occurs on December 31, 2008 at a stock price of $23.59, the closing price of the Company’s Common Stock as of December 31, 2008 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Crain receives a lump sum payment equal to (i) two times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to two times the three year average of Mr. Crain’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance and healthcare benefits during a two-year period. All outstanding equity awards held by Mr. Crain at the time of a change of control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change of control, in accordance with the terms of the 2007 ENPP. The difference between the “Retirement Benefits” value shown above ($1,394) and the value shown in the “2008 Pension Benefits Table” ($1,754) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation.

(3)	If Mr. Crain voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Crain is not eligible for retirement benefits as of December 31, 2008.

(5)	Upon death, Mr. Crain’s estate is entitled to receive Mr. Crain’s base salary in effect at the time of death for a period of three months, as well as continuation of healthcare benefits for a period of three months. His estate is also entitled to all sums payable to Mr. Crain through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Crain receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Crain’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Unless such termination occurs within two years following a change of control, if Mr. Crain’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Crain receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one-year severance period.

(9)	The Company provides a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Crain’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Crain breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Crain.

Martin H. Richenhagen, Chairman of the Board, President and Chief Executive Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2008) under the following termination scenarios:

	Termination Scenario(1)
							Involuntary Without
							Cause or
							Good
							Reason
							Resignation, or
							by Company’s
		Voluntary					Non-Renewal
		Termination					of Executive’s
	Change of	Without Good				Involuntary	Employment
	Control(2)	Reason(3)	Retirement(4)	Death(5)	Disability(6)	with Cause(7)	Agreement(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	6,859,367	—	—	263,500	—	—	2,108,000
Bonus	1,124,447	—	—	1,124,447	1,124,447	—	1,124,447
Accelerated Vesting of Equity	13,159,658	—	—	—	—	—	—
Benefits (Health, Life, etc.)	225,769	—	—	21,672	21,672	—	194,825
Retirement Benefits	1,239,740	—	—	—	—	—	1,313,988
Death Benefit	—	—	—	6,324,000	—	—	—
Disability Benefit	—	—	—	—	98,600	—	—
280G Tax Gross-Up(9)	2,401,839	—	—	—	—	—	—

Estimated Total	$25,010,820	$—	$—	$7,733,619	$1,244,719	$—	$4,741,260

(1)	All termination scenarios assume termination occurs on December 31, 2008 at a closing stock price of $23.59, the closing price of the Company’s Common Stock as of December 31, 2008 (which was the last business day of the year).

(2)	Within two years following a change of control, Mr. Richenhagen receives a lump sum payment equal to (i) three times his base salary in effect at the time of termination, (ii) a pro-rata portion of his bonus or other incentive compensation earned for the year of termination and (iii) a bonus equal to three times the three-year average of Mr. Richenhagen’s awards received during the prior two completed fiscal years and the current fiscal year’s trend. He continues to receive life insurance benefits during a three-year period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. Upon a change of control, all outstanding equity awards held by Mr. Richenhagen become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the greater of target performance or the level dictated by the trend of the Company’s performance to date, so that all compensation is immediately vested and payable. In the case of a change of control, the retirement benefits are payable as a lump sum six months after termination of employment or, if such termination occurs more than twenty-four months after the change in control, in accordance with the terms of the 2007 ENPP. The difference between the “Retirement Benefits” value shown above ($1,239,740) from the 2007 ENPP and the value shown in the “2008 Pension Benefits Table” ($1,459,343) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change of control are different from the assumptions used in the actuarial valuation.

(3)	If Mr. Richenhagen voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Richenhagen is not eligible for retirement benefits as of December 31, 2008.

(5)	In the event of Mr. Richenhagen’s death, his estate receives Mr. Richenhagen’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to Mr. Richenhagen through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Richenhagen receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Richenhagen’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Under these termination scenarios, Mr. Richenhagen receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. Mr. Richenhagen also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance benefits during the two- year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. In the case of involuntary termination without cause or good reason resignation, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the retirement benefits value shown above ($1,313,988) from the 2007 ENPP and the value shown in the change of control column ($1,239,740) is due to the fact that the Mr. Richenhagen has a special provision relating to his 2007 ENPP benefit, in which five years of credited service are guaranteed if Mr. Richenhagen’s employment is terminated by the Company without cause, by Mr. Richenhagen for good reason or by the Company not renewing his employment agreement, even if the executive’s actual employment is less than five years.

(9)	The Company provides a “full gross-up” for taxes due on any payments to the executive in the event of a change of control.

Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The foregoing report is submitted by the Compensation Committee of the Company’s Board of Directors.

Gerald L. Shaheen, Chairman
Herman Cain
George E. Minnich
Curtis E. Moll
David E. Momot

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors: P. George Benson, Francisco R. Gros, George E. Minnich (Chairman), Curtis E. Moll, David E. Momot and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2008 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2008.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board (United States).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board and have discussed with the independent registered public accounting firm the auditors’ independence.

We also have considered whether the provision of services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above and to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008, is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2008 and 2007, the audit of the Company’s internal control over financial reporting for 2008 and 2007, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q and Form 8-K and work related to acquisitions during such fiscal years were approximately $5,961,000 and $6,385,000, respectively.

Audit-Related Fees

The aggregate fees billed by KPMG LLP for professional services rendered for fiscal years 2008 and 2007 for audit related fees were approximately $500,000 and $42,000, respectively. The amount for 2008 primarily represents fees for the review of internal controls to be established in connection with the Company’s implementation of an information system, as well as the audits of the Company’s employee benefit plans. The amount for 2007 primarily represents fees for the audits of the Company’s employee benefit plans.

Tax Fees

The aggregate fees billed by KPMG LLP for fiscal years 2008 and 2007 for professional services rendered for tax services primarily related to customs service work and auditor-required attestations of certain tax credit claims for the Company’s international operations was approximately $101,000 and $105,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees

KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for fiscal years 2008 or 2007.

All Other Fees of KPMG LLP

There were no fees billed by KPMG LLP for professional services rendered other than audit-related and tax fees during 2008 or 2007. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

All of KPMG’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2008 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2009, subject to stockholder ratification. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.

The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

George E. Minnich, Chairman
P. George Benson
Francisco R. Gros
Curtis E. Moll
David E. Momot
Hendrikus Visser

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At March 13, 2009, the Company had loans to Robert Ratliff, who served as Chairman of the Board of Directors until his retirement in August 2006 and is the step-father-in-law of Randall G. Hoffman, who is the Company’s Senior Vice President — Global Sales & Marketing and Product Management, in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is reported as compensation. In addition, the Company has previously agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

During 2008 and 2007, the Company received royalty payments totaling approximately $462,000 and $233,000, respectively, resulting from sales of equipment by MTD Products Inc. to the Company’s dealers in the ordinary course of business. Mr. Moll, a director of the Company, is Chairman of the Board and Chief Executive Officer of MTD Holdings, Inc., which is the parent company of MTD Products.

During 2008, the Company entered into a consulting agreement with Norman L. Boyd, who is an officer of the Company, for consulting services to be provided to the Company following his retirement, which is expected to occur on December 31, 2009. The consulting agreement has a three-year term and provides for annual payments of $200,000.

The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount with directors, executive officers, significant stockholders and certain other persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed, except as noted below.

David L. Caplan had one late report for a single Section 16(a) reporting transaction.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2008 fiscal year, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 13, 2009.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2008 fiscal year, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 13, 2009. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2008, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2009, subject to stockholder ratification.

STOCKHOLDERS’ PROPOSALS

Any stockholder of the Company who wishes to present a proposal at the 2010 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 23, 2009; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2009 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the advance notice provisions of the Company’s By-Laws or the rules of the SEC for inclusion therein.

Any stockholder of the Company who wishes to present a proposal at the 2010 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 22, 2010 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must disclose certain information and must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

AGCO CORPORATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 23, 2009
     The undersigned hereby appoints Andrew H. Beck, Debra E. Kuper, Martin H. Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 13, 2009 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 23, 2009, and any adjournments thereof.

Dated: , 2009

Signature

Signature, if held jointly

NOTE: Please sign above exactly as name appears on Stock
Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor,
administrator, trustee or guardian, please give full title as such.
If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

AGCO CORPORATION	PROXY CARD
This Proxy Card when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees and “FOR” the ratification of the Company’s independent registered public accounting firm.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES IN PROPOSAL NUMBER 1 AND “FOR” THE RATIFICATION OF KMPG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009 IN PROPOSAL NUMBER 2.
1.	ELECTION OF DIRECTORS
     Nominees:      (1) P. George Benson          (2) Gerald L. Shaheen          (3) Hendrikus Visser

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all
	(except as marked to the contrary)		nominees listed above
INSTRUCTIONS:   To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.

2.	RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

☐	FOR ratification	☐	AGAINST ratification	☐	ABSTAIN
3.	In their discretion, the proxies are authorized to vote as described in the proxy statement and, using their best judgment, upon such other business as may properly come before the meeting.